CERTIFICATE OF DETERMINATION
                                       OF
                             EQUITY STOCK, SERIES A
                                       OF
                              PUBLIC STORAGE, INC.

            [As Filed in the Office of the Secretary of State of the
                      State of California November 9, 1999]


                  The undersigned, David Goldberg and Sarah Hass, Senior Vice President and Secretary, respectively, of PUBLIC STORAGE, INC., a California corporation, do hereby certify:

                  FIRST: The Restated Articles of Incorporation of the Corporation, as amended, authorize the issuance of 200,000,000 shares of stock designated "equity shares," issuable from time to time in one or more series, and authorize the Board of Directors to fix the designation and number of shares constituting any such series, and to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation rights of any wholly unissued series of such equity shares.

                  SECOND: The Board of Directors of the Corporation did duly adopt the resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and providing for the creation of a series of equity shares to be known as "Equity Stock, Series A" consisting of 500,000 shares, none of the shares of such series having been issued.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
certificate this 8th day of November, 1999.


                                                     /S/ DAVID GOLDBERG
                                                     ---------------------------
                                                     David Goldberg
                                                     Senior Vice President


                                                     /S/ SARAH HASS
                                                     ---------------------------
                                                     Sarah Hass
                                                     Secretary

                                                                      EXHIBIT A

                      RESOLUTION OF THE BOARD OF DIRECTORS
                             OF PUBLIC STORAGE, INC.

                            ESTABLISHING A SERIES OF
                             EQUITY STOCK, SERIES A


                  RESOLVED that pursuant to the authority conferred upon the Board of Directors by Article III of the Restated Articles of Incorporation, as amended, of this Corporation, there is hereby established a series of the authorized equity shares of this Corporation having a par value of $.01 per share, which series shall be designated "Equity Stock, Series A," shall consist of 500,000 shares and shall have the following rights and privileges:

                  (a) DIVIDEND RIGHTS.

                  (1) Dividends on each share of this Series shall be non-cumulative and shall be payable out of funds legally available therefor, without interest thereon, when, as and if declared by the Board of Directors. If, at any time, the Corporation shall declare or pay a dividend or other distribution on the Common Shares (i) in cash or (ii) in any shares of the Corporation's capital stock (but in the latter case, only to the extent that the Corporation will claim with respect to the distributed shares a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code (as defined in clause (9) of Section (c)), a dividend or other distribution in cash shall also concurrently be declared or paid, as the case may be, on each share of this Series. The amount of the dividend or distribution on each share of this Series shall be at the rate of five thousand (5,000) times the per share dividend or distribution on the Common Shares (based on the amount of cash, and in the case of shares distributed with respect to the Common Shares, the amount of the dividends paid deduction attributable to the distributed shares), but shall not be more than $612.50 in any calendar quarter (prorated for the quarter ending March 31, 2000 to reflect only the number of days in that quarter beginning with the date of the original issuance of the shares of this Series); PROVIDED, HOWEVER, during any calendar year (prorated for the year 2000) not at a rate less than the lesser of (i) $2,450 per share or (ii) five thousand (5,000) times the per share dividends or distributions on the Common Shares. Notwithstanding the foregoing, any dividend or distribution on the shares of this Series shall be subject to adjustment as provided in Section (e).

                  Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. After dividends on this Series equal to the maximum amount set forth above have been paid or declared (as provided hereby) during any particular year and funds therefor set aside for payment, the holders of shares of this Series will not be entitled to any further dividends in that year.

                  For purposes hereof, "Common Shares" shall mean shares of common stock, $0.10 par value per share, of the Corporation or any other shares of capital stock into which such shares are reclassified, changed or exchanged.

                  (2) Unless dividends on all outstanding "Senior Shares" have been or contemporaneously are paid in full for the latest dividend period ending contemporaneously with or prior to the end of the period for which a dividend is to be paid on shares of this Series, and, to the extent such Senior Shares have cumulative dividend rights, for all prior dividend periods, no dividend or other distribution shall be paid on the shares of this Series for such period. "Senior Shares" shall mean any shares of stock of the Corporation, exclusive of the shares of this Series and any other series of equity stock, the Common Shares and shares of the Corporation's Class B Common Stock, which (i) are outstanding as of the date of issuance of the shares of this Series or (ii) are issued subsequent to the date of issuance of the shares of this Series, on terms which do not provide that they are on a parity with, or junior to, the shares of this Series, as to dividends and as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (b) LIQUIDATION.

                  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the respective liquidation preferences in respect of all Senior Shares, if any, have been paid in full, a holder of each share of this Series will receive out of the assets of the Corporation available for distribution to shareholders one thousand (1,000) times the amount per share distributed to the holder of each Common Share; provided, that the amount so received by the holder of each share of this Series shall not exceed $24,500 per share, subject to adjustment as provided in Section
(e). After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation.

                  (1) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of this Series at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

                  (2) For purposes of liquidation rights, a reorganization (as defined in Section 181 of the California Corporations Code) or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

                  (c) REDEMPTION.

                  (1) Except as provided in clause (9) of this Section (c), the shares of this Series are not redeemable prior to March 31, 2005. On and after such date, the shares of this Series are redeemable at the option of the Corporation, by resolution of the Board of Directors, in whole or in part, from time to time upon not less than 30 nor more than 60 days' notice, at a cash redemption price of $24,500 per share, subject to adjustment as provided in clause (1) of Section (e).

                  (2) Except in the case of a redemption pursuant to clause (9) of this Section (c), the redemption price to be paid for shares of this Series may only be paid from the sale proceeds of Common Shares, other equity stock, other rights or options to purchase any of the foregoing (other than debt securities or preferred stock convertible into or exchangeable or exercisable for Common Shares or equity stock) or from the Corporation's undistributed cumulative net cash provided by operating activities.

                  For this purpose undistributed cumulative net cash provided by operating activities means the Corporation's aggregate "net cash provided by operating activities" determined on a cumulative basis from the date of organization of the Corporation through the end of the calendar quarter immediately preceding the date of redemption as reduced by aggregate "distributions paid to shareholders" and "distributions from operations to minority interests in consolidated real estate entities" that occur during such period. The terms "net cash provided by operating activities," "distributions paid to shareholders" and "distributions from operations to minority interests in consolidated real estate entities" shall mean all amounts that should, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied, and past practice of the Corporation, be reflected on the consolidated financial statements of the Corporation under such heading or similar heading.

                  (3) If fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors.

                  (4) If a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, each holder of shares of this Series at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends on shares of this Series called for redemption.

                  (5) Notice of redemption shall be given by publication in a newspaper of general circulation in the County of Los Angeles and The City of New York, such publication to be made once a week for two successive weeks, commencing not less than 30 nor more than 60 days prior to the date fixed for redemption thereof. A similar notice will be mailed by the Corporation by first class mail, postage pre-paid, to each record holder of the shares of this Series to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that, except as provided in clause (4) of this Section (c), dividends on the shares to be redeemed will cease on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

                  (6) In order to facilitate the redemption of shares of this Series, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

                  (7) Notice having been given as provided above, from and after the date fixed for the redemption of shares of this Series by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of this Series designated for redemption and not yet redeemed, plus the amount of the dividends, if any, to which the holders of this Series are entitled under clause (4) above, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

                  (8) Any shares of this Series that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued equity shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

                  (9) If the Board of Directors of the Corporation shall, at any time and in good faith, be of the opinion that ownership of securities of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a real estate investment trust ("REIT") under the REIT Provisions of the Internal Revenue Code (as defined below), then the Board of Directors shall have the power, by lot or other means deemed equitable by them, to prevent the transfer of and/or to call for redemption a number of shares of this Series sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership thereof into conformity with the requirements of the REIT Provisions of the Internal Revenue Code. The redemption price to be paid for shares of this Series so called for redemption, on the date fixed for redemption, shall be, as applicable, the average of the daily closing prices on the principal exchange on which such shares are traded or the average of the highest bid and the lowest asked quotations as reported by the National Quotation Bureau, Incorporated or a similar organization selected from time to time by the Corporation in each case for the 15 consecutive trading days commencing 20 trading days prior to the redemption or if there are no such bid and asked quotations, as determined by the Board of Directors in good faith; PROVIDED that if interests in shares of this Series are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of this Series. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of this Series so called for redemption shall cease to be entitled to any distributions, voting rights and other benefits with respect to such shares of this Series, other than the right to payment of the redemption price determined as aforesaid. "REIT Provisions of the Internal Revenue Code" shall mean Sections 856 through 860 and related or successor provisions of the Internal Revenue Code of 1986, as amended. In order to exercise the redemption option set forth in this clause (9), with respect to the shares of this Series, the Corporation shall give notice of redemption in the manner provided in clause (5) of this Section (c). Except as provided in clause (4) of this Section (c), dividends on the shares to be redeemed will cease on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

                  (d) CONVERSION.

                  (1) Except as set forth in this clause (1) of Section (d), the shares of this Series are not convertible into shares of any other class or series of the capital stock of the Corporation. If the Corporation (or any successor entity which succeeds to the obligations of the Corporation hereunder) determines that (i) it will no longer constitute a qualifying REIT under the REIT Provisions of the Internal Revenue Code for United States federal income tax purposes or (ii) it will no longer file a United States federal income tax return as a REIT (each of the foregoing, a "REIT Termination Event"), then each share of this Series shall be convertible at any time thereafter at the option of the holder thereof into a number of Common Shares equal to $20,000 divided by the Conversion Price.

                  For purposes hereof, "Conversion Price" shall mean initially, $20.92 (resulting in a conversion rate of 956 Common Shares for each share of this Series), as such Conversion Price may be adjusted pursuant to Section (e).

                  Notice of a REIT Termination Event and of the right of holders of shares of this Series to convert as provided in this Section, shall be given by publication in a newspaper of general circulation in the County of Los Angeles and The City of New York, such publication to be made once a week for two successive weeks, commencing within fifteen days after the occurrence of such event. A similar notice will be mailed by the Corporation concurrently by first class mail, postage pre-paid, to each record holder of the shares of this Series, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

                  Any holder of shares of this Series desiring to convert the same into Common Shares shall surrender the certificate or certificates for the shares of this Series being converted, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation or at a bank or trust company appointed by the Corporation for that purpose, accompanied by a written notice of conversion specifying the number (in whole shares) of shares of this Series to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued; in case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and payment of all transfer taxes payable upon the issue of Common Shares in such name or names or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid. In the event that less than all of the shares of this Series represented by a certificate are to be converted by a holder, upon such conversion the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the shares of this Series not so converted. The right to convert shares of this Series called for redemption shall terminate at the close of business on the redemption date pursuant to Section (c) above. The holders of shares of this Series at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's failure to pay the dividend due on such dividend payment date. However, shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares of this Series to the opening of business on the corresponding dividend payment date (except shares called for redemption on a redemption date during such period, which shall be entitled to such dividend on the dividend payment date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of this Series on such dividend payment record date who (or whose transferee) tenders shares of this Series on such dividend payment date will receive the dividend payable on such shares by the Corporation on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of this Series for conversion. Except as expressly provided herein, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of this Series.

                  As promptly as practicable after the surrender of certificates for shares of this Series as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this Section
(d).

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of this Series shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open.

                  (2) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of shares of this Series, the full number of Common Shares then deliverable upon the conversion of all shares of this Series then outstanding and shall take all action necessary so that Common Shares so issued will be validly issued, fully paid and nonassessable. For purposes of this clause (2) of Section (d), the number of Common Shares that shall be required to be reserved for delivery upon the conversion of all outstanding shares of this Series shall be computed as if at the time of computation all such outstanding shares were held by a single holder. The Corporation shall use its best efforts to list the Common Shares required to be delivered upon conversion of shares of this Series, prior to such conversion, upon each national securities exchange or quotation system, if any, upon which the outstanding Common Shares are listed or quoted at the time of such delivery. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of any shares of this Series, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                  (3) The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of Common Shares on conversion of shares of this Series. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of this Series so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (4) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of shares of this Series. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of this Series, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the value of Common Shares on the last business day immediately preceding the conversion date. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of this Series so surrendered. For purposes hereof, the value of Common Shares shall be determined as provided in clause (9) of Section (c).

                  (e) ADJUSTMENTS.

                  (1) Other than a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code, in the event that the Corporation shall subdivide or combine its outstanding Common
Shares into a greater or smaller number of Common Shares, or shall make a dividend or other distribution of Common Shares to the holders of any of its Common Shares, then in each case (i) the outstanding shares of this Series shall, as appropriate, (A) be subdivided or combined in the same proportion as the Common Shares are subdivided or combined or (B) receive the same proportionate dividend or distribution payable in shares of this Series as paid or issued with respect to the Common Shares and (ii) the per share dollar amounts specified herein for computing dividends per quarter or year, the maximum liquidation distribution and the redemption price shall be adjusted so that the total of each such amount for all outstanding shares of this Series is the same immediately after, as it was immediately prior to, the subdivision, combination, dividend or distribution.

                  (2) In the event that the Corporation shall issue rights, warrants or options to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price (as defined below) per share of a Common Share on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares which the aggregate of the offering price of the total number of Common Shares offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common
Shares so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of clause (2) of this Section
(e), the number of Common Shares at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

                  (3) In the event that the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Shares evidence of its indebtedness or assets (including debt securities, but excluding (i) rights, warrants or options referred to in clause (2) of this Section (e), (ii) any dividend or distribution paid in cash out of or in respect of Available Cash (as defined below), (iii) any dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code and (iv) any dividend or distribution referred to in clause (1) of this Section (e)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share of the Common Shares on the dated fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive) of such portion of the assets or evidences of indebtedness so distributed applicable to one Common Share (the "Distribution FMV") and the denominator shall be such current market price per Common Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution; PROVIDED, HOWEVER, that if the Distribution FMV exceeds the current market price per share, or if the current market price exceeds the Distribution FMV by less than 10%, in lieu of the foregoing adjustment, from and after the record date for determining holders of Common Shares entitled to receive the distribution, a holder of a share of this Series that converts such share in accordance with the provisions hereof shall upon such conversion be entitled to receive, in addition to the Common Shares into which the share of this Series is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted the share immediately prior to the record date for determining the holders of Common Shares entitled to receive the distribution.

                  For purposes hereof, Available Cash shall mean net income before loss on early extinguishment of debt and gain on disposition of investments, adjusted as follows: (i) plus depreciation and amortization, (ii) plus gain on disposition of investments, (iii) less distributions to minority interest in excess of minority interest in income and (iv) less dividends on preferred shares, equity shares and Common Shares. The terms "net income," "loss on early extinguishment of debt," "gain on disposition of investments," "depreciation and amortization," "distributions to minority interest" and "minority interest in income" shall mean, as of any date of determination, all amounts that should, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied, and past practice of the Corporation, be reflected on the consolidated financial statements of the Corporation under such heading (or similar heading) and shall be determined in respect of the year in which the dividend or distribution occurs.

                  (4) Other than a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code, in the event that the Corporation shall pay a dividend or make a distribution on its Common Shares in any shares of its capital stock (other than Common Shares) or issue by reclassification of its Common Shares any shares of its capital stock (other than Common Shares), a holder of a share of this Series who subsequently converts the share, at the time of conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such dividend, distribution or reclassification if such holder had converted the share immediately prior to such action.

                  The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a reclassification.

                  If after an adjustment a holder of a share of this Series upon conversion of such share may receive shares of two or more classes of capital stock of the Corporation, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of capital stock as is contemplated by this Section (e) with respect to the Common Shares on terms comparable to those applicable to the Common Shares in this Section (e).

                  (5) In the event that the Corporation shall effect any capital reorganization or reclassification of its shares (other than a subdivision, combination or stock dividend referred to in clause (1) of this Section (e) above or a dividend or distribution as to which the Corporation will claim a deduction for dividends paid in computing its taxable income pursuant to the REIT Provisions of the Internal Revenue Code) or shall consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Corporation is the surviving corporation and each Common Share outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell, lease or transfer all or substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other entity, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of this Series shall, if entitled to convert such shares at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each Common Share that would have been issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (and other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding Common Share subject to adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Section (e).

                  (6) For the purpose of any computation under this Section (e), the "current market price" per Common Share on any date shall be determined as of the date in question in the manner provided in clause (9) of Section (c) above.

                  (7) Notwithstanding the above provisions, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection) would require an increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment; PROVIDED, FURTHER, that adjustment shall be required and shall be made in accordance with the provisions of this Section (e) (other than this subsection) not later than the same time as may be required in order to preserve the tax-free nature of a distribution to the holder of any share of this Series. All calculations under this Section (e) shall be made to the nearest four digits.

                  (8) The Corporation shall take all action necessary so that shares of this Series issued on adjustments pursuant to this Section (e) will be validly issued, fully paid and nonassessable. The Corporation shall use its best efforts to list the shares of this Series required to be issued upon such adjustment, prior to such issuance, upon each national securities exchange or quotation system, if any, upon which the outstanding shares of this Series are listed or quoted at the time of such issuance. Prior to the delivery of any securities that the Corporation shall be obligated to issue pursuant to clause
(1) of this Section (e), the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                  (9) Whenever the Conversion Price is adjusted as herein provided:

                    (A) the Corporation shall compute the adjusted Conversion Price and shall cause to be prepared a certificate signed by the chief financial officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof which certificate, absent manifest error, shall be prima facie evidence of the correctness of such adjustment; such certificate shall forthwith be filed with each transfer agent for the shares of this Series; and

                    (B) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of this Series.

                  (10) For purposes of this Section (e), the number of Common Shares at any time outstanding shall not include any Common Shares then owned or held by or for the account of any subsidiary of the Corporation, except to the extent of the ownership of common shares of such subsidiary by any person other than the Corporation.

                  (11) In case any event shall occur as to which the provisions of this Section (e) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by the shares of this Series in accordance with the essential intent and principles of this Section, then, in each such case, the Corporation shall appoint an independent firm of public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall gave their opinion upon the adjustments, if any, on a basis consistent with the essential intent and principles established in this Section, necessary to preserve, without dilution, the conversion rights represented by the shares of this Series. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to each holder of shares of this Series and shall make the adjustments described therein. The certificate of any independent firm of public accountants of nationally recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this subsection.

                  (f) VOTING RIGHTS. The shares of this Series shall not have any voting powers either general or special, except as required by law, except as set forth in clause (1) of this Section (f).

                  (1) Holders of shares of this Series shall have the right to vote on all matters presented to holders of the Common Shares for a vote and vote together as one class with holders of Common Shares and other series of equity shares that share voting rights with holders of shares of this Series. Each outstanding share of this Series entitles the holder to one hundred (100) votes, except that such holder, together with holders of Common Shares and other series of equity shares that share voting rights with holders of shares of this Series, has cumulative voting rights in electing Directors. For purposes of this clause (1) of Section (f), each holder of shares of this Series shall have the right (i) to cast as many votes as there are Directors to be elected multiplied by one hundred (100) times the number of shares of this Series registered in the name of such holder and (ii) either to cast all of such votes for one candidate for Director or to distribute such votes among as many candidates as such holder chooses.

                  (2) Except as required by law, nothing herein shall be taken to require a class vote or consent in connection with any matter, including the authorization, designation, increase or issuance of any shares of any class or series (including additional shares of this Series) that rank senior to, junior to or on a parity with this Series as to dividends and liquidation rights or in connection with the authorization, designation, increase or issuance of any bonds, mortgages, debentures or other debt obligations of the Corporation.